           Exhibit 99.1
                  The Travelers Companies, Inc.
              485 Lexington Avenue
                  New York, NY 10017-2630
                  www.travelers.com
NYSE: TRV

Travelers Reports Second Quarter 2020
Net and Core Loss per Diluted Share of $0.16 and $0.20, Respectively

Provides Estimate of PG&E Subrogation Recoveries
of Approximately $400 Million Pre-Tax to be Recognized in Third Quarter of 2020

•Second quarter net loss of $40 million and core loss of $50 million.
•Catastrophe losses of $854 million pre-tax, compared to $367 million pre-tax in the prior year quarter.
•Net investment income of $268 million pre-tax, compared to $648 million pre-tax in the prior year quarter.
•Consolidated combined ratio of 103.7%; underlying combined ratio improved 3.5 points to a strong 91.4%.
•Net impact of COVID-19 and related economic conditions on underwriting results in the quarter was modest.
•Net written premiums of $7.346 billion, down 1% compared to the prior year quarter; excluding personal automobile premium refunds, net written premiums increased 2%.
•Strong renewal rate change in all three segments, including 7.4% in Business Insurance and a record level in Bond & Specialty Insurance.
•Total capital returned to shareholders of $218 million; no share repurchases in the current quarter. Year-to-date total capital returned to shareholders of $899 million, including $471 million of share repurchases.
•Book value per share of $106.42; adjusted book value per share of $92.01.
•Board of Directors declares regular quarterly cash dividend of $0.85 per share.

New York, July 23, 2020 — The Travelers Companies, Inc. today reported a net loss of $40 million, or $0.16 per diluted share, for the quarter ended June 30, 2020, compared to net income of $557 million, or $2.10 per diluted share, in the prior year quarter. The core loss in the current quarter was $50 million, or $0.20 per diluted share, compared to core income of $537 million, or $2.02 per diluted share, in the prior year quarter. The difference was primarily due to higher catastrophe losses, lower net investment income and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses). COVID-19 and related economic conditions had a modest net impact on the underwriting result in the quarter. Net realized investment gains in the current quarter were $13 million pre-tax ($10 million after-tax), compared to net realized investment gains of $25 million pre-tax ($20 million after-tax) in the prior year quarter.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change		2020	2019	Change
Net written premiums	$7,346	$7,450	(1)%		$14,692	$14,507	1%

Total revenues	$7,401	$7,834	(6)		$15,309	$15,505	(1)
Net income (loss)	$(40)	$557	NM		$560	$1,353	(59)
per diluted share	$(0.16)	$2.10	NM		$2.19	$5.08	(57)
Core income (loss)	$(50)	$537	NM		$626	$1,292	(52)
per diluted share	$(0.20)	$2.02	NM		$2.44	$4.85	(50)
Diluted weighted average shares outstanding	251.6	263.7	(5)		254.7	264.2	(4)
Combined ratio	103.7%	98.4%	5.3	pts	99.5%	96.1%	3.4	pts
Underlying combined ratio	91.4%	94.9%	(3.5)	pts	91.3%	93.3%	(2.0)	pts
Return on equity	(0.6)%	9.0%	(9.6)	pts	4.3%	11.2%	(6.9)	pts
Core return on equity	(0.8)%	9.2%	(10.0)	pts	5.3%	11.1%	(5.8)	pts

	As of			Change From
	June 30, 2020	December 31, 2019	June 30, 2019	December 31, 2019	June 30, 2019
Book value per share	$106.42	$101.55	$97.26	5%	9%
Adjusted book value per share	92.01	92.76	90.05	(1)%	2%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data. NM = Not meaningful.

“Our second quarter results reflect an improved underlying underwriting gain that was more than offset by a high level of catastrophe losses and, as expected, losses in our non-fixed income investment portfolio,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Our underlying combined ratio improved by 3.5 points to a very strong 91.4%, with favorable contributions from both Business Insurance and Personal Insurance. The net impact of COVID-19 and related economic conditions on our underlying results was modest, reflecting a culture of disciplined underwriting and management of terms and conditions. Catastrophe losses this quarter were impacted by a relatively high frequency of PCS-designated catastrophe events. Results in our non-fixed income investment portfolio are reported on a lagged basis, and the losses we reported this quarter arose out of the disruption in global financial markets that took place in the first quarter.

“We were very pleased with our marketplace execution in the quarter, particularly in light of the challenging economic environment. Net written premiums declined just slightly, as the impact of the pandemic on insured exposures in our commercial businesses and our auto refund program in Personal Insurance were largely offset by strong renewal rate change in all three segments. Excluding the auto premium refunds, we grew net written premiums by 2%. In Business Insurance, we achieved renewal rate change of 7.4%, nearly 4 points higher than the prior year quarter and its highest level since 2013, while retention remained strong. In Bond & Specialty Insurance, net written premiums increased by 3% as our domestic management liability business achieved renewal premium change of 7.8%, including record renewal rate change, while retention remained strong. In Personal Insurance, net written premiums decreased by 1%. Excluding the auto premium refunds, net written premiums increased by 6%, driven by strong retention and new business in both Agency Auto and Agency Homeowners. In our Agency Homeowners business, renewal premium change remained very strong at 7.7%.

“Investments we have made over recent years as part of our innovation agenda to put digital tools in the hands of our colleagues, customers and distribution partners have proven particularly valuable as we effectively manage our business through the pandemic. We will continue to invest to advance our innovation priorities and ensure that those capabilities and our other competitive advantages remain relevant and differentiating.

“Our steady performance through these difficult times demonstrates the value of underwriting excellence and the strength and resilience of our franchise. With a strong balance sheet, our proven ability to execute on our marketplace strategies and the best talent in the industry, we remain well positioned to continue to deliver meaningful shareholder value over time.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain (loss):	$(280)		$74		$(354)		$8		$469		$(461)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	2		123		(121)		29		174		(145)
Catastrophes, net of reinsurance	(854)		(367)		(487)		(1,187)		(560)		(627)
Net investment income	268		648		(380)		879		1,230		(351)
Other income (expense), including interest expense	(86)		(82)		(4)		(167)		(145)		(22)
Core income (loss) before income taxes	(98)		640		(738)		720		1,554		(834)
Income tax expense (benefit)	(48)		103		(151)		94		262		(168)
Core income (loss)	(50)		537		(587)		626		1,292		(666)
Net realized investment gains (losses) after income taxes	10		20		(10)		(66)		61		(127)
Net income (loss)	$(40)		$557		$(597)		$560		$1,353		$(793)

Combined ratio	103.7%		98.4%		5.3	pts	99.5%		96.1%		3.4	pts
Impact on combined ratio
Net favorable prior year reserve development	—	pts	(1.8)	pts	1.8	pts	(0.2)	pts	(1.3)	pts	1.1	pts
Catastrophes, net of reinsurance	12.3	pts	5.3	pts	7.0	pts	8.4	pts	4.1	pts	4.3	pts
Underlying combined ratio	91.4%		94.9%		(3.5)	pts	91.3%		93.3%		(2.0)	pts

Net written premiums
Business Insurance	$3,777		$3,874		(3)%		$7,967		$8,037		(1)%
Bond & Specialty Insurance	734		710		3		1,397		1,297		8
Personal Insurance	2,835		2,866		(1)		5,328		5,173		3
Total	$7,346		$7,450		(1)%		$14,692		$14,507		1%

Second Quarter 2020 Results
(All comparisons vs. second quarter 2019, unless noted otherwise)

The Company reported a net loss of $40 million compared to net income of $557 million in the prior year quarter. The net loss was due to a core loss, partially offset by net realized investment gains. The core loss of $50 million decreased from core income of $537 million in the prior year quarter, primarily due to higher catastrophe losses, lower net investment income and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain. The net impact of COVID-19 and related economic conditions on the underlying underwriting gain in the quarter was modest. Net realized investment gains were $13 million pre-tax ($10 million after-tax) compared to $25 million pre-tax ($20 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 103.7% increased 5.3 points due to higher catastrophe losses (7.0 points) and lower net favorable prior year reserve development (1.8 points), partially offset by a lower underlying combined ratio (3.5 points).

•The underlying combined ratio of 91.4% decreased 3.5 points. See below for further details by segment.

•Net favorable prior year reserve development in Personal Insurance was largely offset by net unfavorable prior year reserve development in Bond & Specialty Insurance. There was no net prior year reserve development in Business Insurance. Catastrophe losses primarily resulted from severe storms in several regions of the United States and civil unrest.

Net investment income of $268 million pre-tax ($251 million after-tax) decreased 59%. Income from the fixed income investment portfolio decreased from the prior year quarter, primarily due to lower long-term interest rates, partially offset by a higher average level of fixed maturity investments. The non-fixed income investment portfolio had a loss of $234 million pre-tax ($180 million after-tax), compared to income of $118 million pre-tax ($95 million after-tax) in the prior year quarter. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets. Accordingly, the loss in the non-fixed income investment portfolio is related to the disruption in global financial markets during the first quarter of 2020 associated with COVID-19. Based on its composition, the Company's non-fixed income investment portfolio declined less than the broader equity markets in the first quarter of 2020.

Net written premiums of $7.346 billion decreased 1%. Excluding premium refunds provided to personal automobile customers in response to COVID-19 and related economic conditions, net written premiums increased 2%. See below for further details by segment.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Net income of $560 million decreased $793 million due to lower core income and net realized investment losses in the current period compared to net realized investment gains in the prior year period. Core income of $626 million decreased by $666 million, primarily due to higher catastrophe losses, lower net investment income and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes and a lower underlying combined ratio. Net realized investment losses were $85 million pre-tax ($66 million after-tax), compared to net realized investment gains of $78 million pre-tax ($61 million after-tax) in the prior year period. Net realized investment losses in the current period included the mark-to-market impact on the Company's equity investments related to the volatility in global financial markets in the first six months of 2020.

Combined ratio:

•The combined ratio of 99.5% increased 3.4 points due to higher catastrophe losses (4.3 points) and lower net favorable prior year reserve development (1.1 points), partially offset by a lower underlying combined ratio (2.0 points).

•The underlying combined ratio of 91.3% decreased 2.0 points. See below for further details by segment.

•Net favorable prior year reserve development in Personal Insurance and Business Insurance was partially offset by net unfavorable prior year reserve development in Bond & Specialty Insurance. Catastrophe losses included the second quarter events described above, as well as tornado activity in Tennessee and other wind storms and winter storms in several regions of the United States in the first quarter of 2020.
Net investment income of $879 million pre-tax ($770 million after-tax) decreased 29%. Income from the fixed income investment portfolio decreased from the prior year period, primarily due to lower long-term interest rates, partially offset by a higher average level of fixed maturity investments. The non-fixed income investment portfolio had a loss of $146 million pre-tax ($109 million after-tax), compared to income of $171 million pre-tax ($138 million after-tax) in the prior year period. The loss from these investments reflected the impact of the disruption in global financial markets in the first quarter of 2020 associated with COVID-19.

Net written premiums of $14.692 billion increased 1%. Excluding premium refunds provided to personal automobile customers in response to COVID-19 and related economic conditions, net written premiums increased 3%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $26.943 billion increased 4% over year-end 2019, primarily due to higher net unrealized investment gains resulting from lower interest rates, partially offset by the impact of changes in foreign currency exchange rates. Net unrealized investment gains included in shareholders’ equity were $4.634 billion pre-tax ($3.646 billion after-tax), compared to net unrealized investment gains of $2.853 billion pre-tax ($2.246 billion after-tax) at year-end 2019. Book value per share of $106.42 increased 5% over year-end 2019, also primarily due to the impact of lower interest rates on net unrealized investment gains, partially offset by changes in foreign currency exchange rates. Adjusted book value per share of $92.01, which excludes net unrealized investment gains, was 1% lower than year-end 2019. Book value per share and adjusted book value per share both included an adverse impact of $0.76 per share due to net unrealized losses resulting from foreign currency translation.

The Company did not repurchase any shares during the second quarter under its share repurchase authorization. Capacity remaining under the existing share repurchase authorization was $1.361 billion at the end of the quarter. Also at the end of the quarter, statutory capital and surplus was $20.607 billion, and the ratio of debt-to-capital was 20.7%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 23.2%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.85 per share. The dividend is payable on September 30, 2020, to shareholders of record at the close of business on September 10, 2020.

PG&E Subrogation Recoveries

In connection with the emergence of PG&E Corporation and Pacific Gas and Electric Company (together “PG&E”) from bankruptcy on July 1, 2020, the Company expects to recognize in the third quarter of 2020 favorable prior year reserve development of approximately $400 million, pre-tax and net of expenses and reinsurance, related to the 2017 and 2018 wildfires in California.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain (loss):	$(273)		$(55)		$(218)		$(372)		$2		$(374)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	—		71		(71)		5		50		(45)
Catastrophes, net of reinsurance	(377)		(211)		(166)		(572)		(306)		(266)
Net investment income	180		481		(301)		633		908		(275)
Other income (expense)	(6)		(11)		5		(22)		(6)		(16)
Segment income (loss) before income taxes	(99)		415		(514)		239		904		(665)
Income tax expense (benefit)	(41)		64		(105)		8		139		(131)
Segment income (loss)	$(58)		$351		$(409)		$231		$765		$(534)

Combined ratio	107.1%		101.1%		6.0	pts	104.6%		99.6%		5.0	pts
Impact on combined ratio
Net favorable prior year reserve development	—	pts	(1.9)	pts	1.9	pts	—	pts	(0.7)	pts	0.7	pts
Catastrophes, net of reinsurance	10.1	pts	5.6	pts	4.5	pts	7.5	pts	4.1	pts	3.4	pts
Underlying combined ratio	97.0%		97.4%		(0.4)	pts	97.1%		96.2%		0.9	pts

Net written premiums by market
Domestic
Select Accounts	$734		$756		(3)%		$1,533		$1,541		(1)%
Middle Market	1,960		2,009		(2)		4,368		4,419		(1)
National Accounts	215		223		(4)		516		527		(2)
National Property and Other	585		588		(1)		1,013		975		4
Total Domestic	3,494		3,576		(2)		7,430		7,462		—
International	283		298		(5)		537		575		(7)
Total	$3,777		$3,874		(3)%		$7,967		$8,037		(1)%

Second Quarter 2020 Results
(All comparisons vs. second quarter 2019, unless noted otherwise)

The segment loss for Business Insurance was $58 million after-tax, compared with segment income of $351 million after-tax in the prior year quarter. The difference was primarily due to lower net investment income, higher catastrophe losses and no net prior year reserve development compared with net favorable prior year reserve development in the prior year quarter, partially offset by a higher underlying underwriting gain.

Combined ratio:

•The combined ratio of 107.1% increased 6.0 points due to higher catastrophe losses (4.5 points) and no net prior year reserve development compared with net favorable prior year reserve development in the prior year quarter (1.9 points), partially offset by a lower underlying combined ratio (0.4 points).

•The underlying combined ratio of 97.0% improved by 0.4 points, reflecting a 0.2 point improvement in each of the underlying loss ratio and expense ratio. The net impact of COVID-19 and related economic conditions was modest.

•There was no net prior year reserve development in the current quarter, which reflected the following:

•Workers' compensation - better than expected loss experience in the segment's domestic operations for multiple accident years; and

•Commercial property - better than expected loss experience in the segment's domestic operations for multiple accident years.

Offset by:

•General liability (excluding asbestos and environmental) - higher than expected loss experience in the segment's domestic operations for primary and excess coverages for multiple accident years; and
•Commercial multi-peril - higher than expected loss experience in the segment's domestic operations for recent accident years.

Net written premiums of $3.777 billion decreased 3%. The benefits of continued strong retention and higher renewal rate changes were more than offset by reduced exposures and a decrease in new business volume, both impacted by COVID-19 and related economic conditions.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Business Insurance was $231 million after-tax, a decrease of $534 million. Segment income decreased primarily due to lower net investment income, higher catastrophe losses, a lower underlying underwriting gain and lower net favorable prior year reserve development.

Combined ratio:

•The combined ratio of 104.6% increased 5.0 points due to higher catastrophe losses (3.4 points), a higher underlying combined ratio (0.9 points) and lower net favorable prior year reserve development (0.7 points).

•The underlying combined ratio of 97.1% increased 0.9 points, primarily due to net charges associated with COVID-19 and related economic conditions.

•Net favorable prior year reserve development was primarily driven by the following:

•Workers' compensation - better than expected loss experience in the segment's domestic operations for multiple accident years; and
•Commercial property - better than expected loss experience in the segment's domestic operations for multiple accident years.
Largely offset by:

•Commercial automobile - higher than expected loss experience in the segment's domestic operations for recent accident years;
•General liability (excluding asbestos and environmental) - higher than expected loss experience in the segment's domestic operations for primary and excess coverages for multiple accident years; and
•Commercial multi-peril - higher than expected loss experience in the segment's domestic operations for recent accident years.

Net written premiums of $7.967 billion decreased 1%, driven by the same factors described above for the second quarter of 2020.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain:	$40		$157		$(117)		$132		$269		$(137)
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	(33)		39		(72)		(33)		42		(75)
Catastrophes, net of reinsurance	(7)		—		(7)		(8)		(3)		(5)
Net investment income	42		58		(16)		97		114		(17)
Other income	4		5		(1)		8		10		(2)
Segment income before income taxes	86		220		(134)		237		393		(156)
Income tax expense	14		46		(32)		43		81		(38)
Segment income	$72		$174		$(102)		$194		$312		$(118)

Combined ratio	93.8%		74.9%		18.9	pts	89.9%		77.9%		12.0	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	4.7	pts	(6.2)	pts	10.9	pts	2.4	pts	(3.4)	pts	5.8	pts
Catastrophes, net of reinsurance	1.0	pts	0.1	pts	0.9	pts	0.6	pts	0.2	pts	0.4	pts
Underlying combined ratio	88.1%		81.0%		7.1	pts	86.9%		81.1%		5.8	pts

Net written premiums
Domestic
Management Liability	$438		$403		9%		$839		$770		9%
Surety	220		244		(10)		435		428		2
Total Domestic	658		647		2		1,274		1,198		6
International	76		63		21		123		99		24
Total	$734		$710		3%		$1,397		$1,297		8%

Second Quarter 2020 Results
(All comparisons vs. second quarter 2019, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $72 million after-tax, a decrease of $102 million. Segment income decreased primarily due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter, a lower underlying underwriting gain and lower net investment income. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 93.8% increased 18.9 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (10.9 points), a higher underlying combined ratio (7.1 points) and higher catastrophe losses (0.9 points).

•The underlying combined ratio of 88.1% increased 7.1 points, primarily driven by the impacts of higher loss estimates for management liability coverages, including the impact of COVID-19 and related economic conditions.

•Net unfavorable prior year reserve development was driven by higher than expected loss experience in the domestic general liability product line for management liability coverages for recent accident years.

Net written premiums of $734 million increased 3%, reflecting continued strong retention and increased levels of renewal premium change in management liability.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $194 million after-tax, a decrease of $118 million. Segment income decreased primarily due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year period, a lower underlying underwriting gain and lower net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 89.9% increased 12.0 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year period (5.8 points), a higher underlying combined ratio (5.8 points) and higher catastrophe losses (0.4 points).

•The underlying combined ratio of 86.9% increased 5.8 points, primarily driven by the impacts of higher loss estimates for management liability coverages, including the impact of COVID-19 and related economic conditions.

•Net unfavorable prior year reserve development was driven by higher than expected loss experience in the domestic general liability product line for management liability coverages for recent accident years.

Net written premiums of $1.397 billion increased 8%, reflecting continued strong retention, increased levels of renewal premium change and strong new business in management liability.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2020		2019		Change		2020		2019		Change
Underwriting gain (loss):	$(47)		$(28)		$(19)		$248		$198		$50
Underwriting gain (loss) includes:
Net favorable prior year reserve development	35		13		22		57		82		(25)
Catastrophes, net of reinsurance	(470)		(156)		(314)		(607)		(251)		(356)
Net investment income	46		109		(63)		149		208		(59)
Other income	10		21		(11)		32		43		(11)
Segment income before income taxes	9		102		(93)		429		449		(20)
Income tax expense (benefit)	(1)		14		(15)		83		83		—
Segment income	$10		$88		$(78)		$346		$366		$(20)

Combined ratio	101.3%		100.2%		1.1	pts	94.5%		95.2%		(0.7)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.3)	pts	(0.5)	pts	(0.8)	pts	(1.1)	pts	(1.6)	pts	0.5	pts
Catastrophes, net of reinsurance	18.6	pts	6.1	pts	12.5	pts	11.6	pts	4.9	pts	6.7	pts
Underlying combined ratio	84.0%		94.6%		(10.6)	pts	84.0%		91.9%		(7.9)	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,141		$1,300		(12)%		$2,401		$2,524		(5)%
Homeowners and Other	1,419		1,258		13		2,409		2,095		15
Total Agency	2,560		2,558		—		4,810		4,619		4
Direct-to-Consumer	102		103		(1)		202		198		2
Total Domestic	2,662		2,661		—		5,012		4,817		4
International	173		205		(16)		316		356		(11)
Total	$2,835		$2,866		(1)%		$5,328		$5,173		3%
 (1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer and international.

Second Quarter 2020 Results
(All comparisons vs. second quarter 2019, unless noted otherwise)

Segment income for Personal Insurance was $10 million after-tax, a decrease of $78 million. Segment income decreased primarily due to higher catastrophe losses and lower net investment income, partially offset by a higher underlying underwriting gain and higher net favorable prior year reserve development.

Combined ratio:

•The combined ratio of 101.3% increased 1.1 points due to higher catastrophe losses (12.5 points), largely offset by a lower underlying combined ratio (10.6 points) and higher net favorable prior year reserve development (0.8 points).

•The underlying combined ratio of 84.0% decreased 10.6 points, primarily driven by lower non-catastrophe weather-related losses in the homeowners and other product line and lower losses in the automobile product line due to a decrease in miles driven attributable to COVID-19 and related economic conditions (net of premium refunds).

•Net favorable prior year reserve development was driven by better than expected loss experience in the segment's domestic operations in both the automobile and homeowners and other product lines for multiple accident years.

Net written premiums of $2.835 billion decreased 1%. Excluding premium refunds provided to personal automobile customers, net written premiums increased 6%. Agency Automobile net written premiums decreased 12% due to the premium refunds. Excluding the impact of the premium refunds, Agency Automobile net written premiums increased 3%, driven by strong retention, renewal premium change of 2% and higher levels of new business. Agency Homeowners and Other net written premiums increased 13%, driven by strong retention, renewal premium change of 8% and higher levels of new business.

Year-to-Date 2020 Results
(All comparisons vs. year-to-date 2019, unless noted otherwise)

Segment income for Personal Insurance was $346 million after-tax, a decrease of $20 million. Segment income decreased primarily due to higher catastrophe losses, lower net investment income and lower net favorable prior year reserve development, largely offset by a higher underlying underwriting gain.
Combined ratio:

•The combined ratio of 94.5% decreased 0.7 points due to a lower underlying combined ratio (7.9 points), partially offset by higher catastrophe losses (6.7 points) and lower net favorable prior year reserve development (0.5 points).

•The underlying combined ratio of 84.0% decreased 7.9 points, primarily driven by lower non-catastrophe weather-related losses in the homeowners and other product line and lower losses in the automobile product line due to a decrease in miles driven attributable to COVID-19 and related economic conditions (net of premium refunds).

•Net favorable prior year reserve development was driven by better than expected loss experience in the segment's domestic operations in both the automobile and homeowners and other product lines for multiple accident years.

Net written premiums of $5.328 billion increased 3%. Excluding premium refunds provided to personal automobile customers, net written premiums increased 7%. Agency Automobile net written premiums decreased 5% due to the premium refunds. Excluding the impact of the premium refunds, Agency Automobile net written premiums increased 3%, driven by strong retention, renewal premium change of 2% and higher levels of new business. Agency Homeowners and Other net written premiums increased 15%, driven by strong retention, renewal premium change of 8% and higher levels of new business.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 23, 2020. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $32 billion in 2019. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, renewal premium changes, underwriting margins and underlying underwriting margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns, and combined ratios and underlying combined ratios);
•the impact of COVID-19 and related economic conditions, including the potential impact on the Company's investments;
•the impact of legislative or regulatory actions taken in response to COVID-19;
•share repurchase plans;
•future pension plan contributions;

•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the potential benefit associated with the Company's ability to recover on its subrogation claims;
•the cost and availability of reinsurance coverage;
•catastrophe losses;
•the impact of investment (including changes in interest rates), economic (including inflation, changes in tax law, changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages;
•new product offerings;
•the impact of new or potential regulations imposed or to be imposed by the United States or other nations, including tariffs or other barriers to international trade; and
•the impact of developments in the tort environment, such as increased attorney involvement in insurance claims and legislation allowing victims of sexual abuse to file or proceed with claims that otherwise would have been time-barred.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:
•high levels of catastrophe losses, including as a result of factors such as increased concentrations of insured exposures in catastrophe-prone areas, could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;
•if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments in which the Company operates or the impacts of COVID-19, the Company’s financial results could be materially and adversely affected;
•the impact of COVID-19 and related risks, including on the Company's distribution or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity;
•during or following a period of financial market disruption or an economic downturn, such as the current environment, the Company’s business could be materially and adversely affected;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses, particularly in the current environment;
•the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;
•the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company's inability to manage effectively a changing distribution landscape could adversely affect the Company;
•the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as effectively expanding workers' compensation coverage by instituting presumptions of compensability of claims for certain types of workers or requiring insurers to cover business interruption claims irrespective of terms, exclusions or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;
•the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and the Company is exposed to credit risk related to its structured settlements;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties, which risk is heightened in the current environment;

•within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;
•a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;
•the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;
•the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;
•the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;
•the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as its business processes become more digital;
•if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted. This risk is heightened in the current environment where a majority of the Company's employees have shifted to a work from home arrangement;
•the Company is also subject to a number of additional risks associated with its business outside the United States, such as foreign currency exchange fluctuations (including with respect to the valuation of the Company’s foreign investments and interests in joint ventures) and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;
•regulatory changes outside of the United States, including in Canada, the United Kingdom, the Republic of Ireland and the European Union, could adversely impact the Company’s results of operations and limit its growth;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;
•acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;
•the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;
•the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;
•intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;
•changes in federal regulation could impose significant burdens on the Company, and otherwise adversely impact the Company’s results;
•changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and
•the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors, including the ongoing level of uncertainty related to COVID-19.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on July 23, 2020, and in our most recent annual report on Form 10-K filed with the SEC on February 13, 2020, in each case as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME (LOSS) TO CORE INCOME (LOSS) AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income (Loss) to Core Income (Loss) less Preferred Dividends

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2020	2019	2020	2019
Net income (loss)	$(40)	$557	$560	$1,353
Less: Net realized investment (gains) losses	(10)	(20)	66	(61)
Core income (loss)	$(50)	$537	$626	$1,292

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2020	2019	2020	2019
Net income (loss)	$(85)	$665	$635	$1,632
Less: Net realized investment (gains) losses	(13)	(25)	85	(78)
Core income (loss)	$(98)	$640	$720	$1,554

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income (Loss) per Share to Core Income (Loss) per Share on a Basic and Diluted Basis

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic income (loss) per share
Net income (loss)	$(0.16)	$2.11	$2.19	$5.12
Adjustments:
Net realized investment (gains) losses, after-tax	(0.04)	(0.07)	0.26	(0.23)
Core income (loss)	$(0.20)	$2.04	$2.45	$4.89
Diluted income (loss) per share
Net income (loss)	$(0.16)	$2.10	$2.19	$5.08
Adjustments:
Net realized investment (gains) losses, after-tax	(0.04)	(0.08)	0.25	(0.23)
Core income (loss)	$(0.20)	$2.02	$2.44	$4.85

Reconciliation of Segment Income (Loss) to Total Core Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2020	2019	2020	2019
Business Insurance	$(58)	$351	$231	$765
Bond & Specialty Insurance	72	174	194	312
Personal Insurance	10	88	346	366
Total segment income	24	613	771	1,443
Interest Expense and Other	(74)	(76)	(145)	(151)
Total core income (loss)	$(50)	$537	$626	$1,292

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of June 30,
($ in millions)	2020	2019
Shareholders’ equity	$26,943	$25,321
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(3,646)	(1,878)
Net realized investment (gains) losses, net of tax	66	(61)
Adjusted shareholders’ equity	$23,363	$23,382

	As of December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2020	2019	2020	2019
Annualized net income (loss)	$(157)	$2,226	$1,120	$2,706
Average shareholders’ equity	26,074	24,831	25,824	24,224
Return on equity	(0.6)%	9.0%	4.3%	11.2%
Annualized core income (loss)	$(197)	$2,147	$1,253	$2,583
Adjusted average shareholders’ equity	23,353	23,378	23,474	23,264
Core return on equity	(0.8)%	9.2%	5.3%	11.1%

Average annual core return on equity over a period is the ratio of: (a) the sum of core income (loss) less preferred dividends for the periods presented to (b) the sum of: (1) the sum of the adjusted average shareholders’ equity for all full years in the period presented and (2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through June 30, 2020

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2020	2019	2020	2019
Core income (loss), less preferred dividends	$(50)	$537	$626	$1,292
Annualized core income (loss)	(197)	2,147	1,253	2,583
Adjusted average shareholders’ equity	23,353	23,378	23,474	23,264
Core return on equity	(0.8)%	9.2%	5.3%	11.1%
Average annual core return on equity for the period January 1, 2005 through June 30, 2020	12.6%

	Twelve Months Ended December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME (LOSS)

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2020 ranges from approximately $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax except as noted)	2020	2019	2020	2019
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$572	$318	$1,166	$855
Pre-tax impact of catastrophes	(854)	(367)	(1,187)	(560)
Pre-tax impact of net favorable prior year loss reserve development	2	123	29	174
Pre-tax underwriting gain (loss)	(280)	74	8	469
Income tax expense (benefit) on underwriting results	(48)	22	20	110
Underwriting gain (loss)	(232)	52	(12)	359
Net investment income	251	548	770	1,044
Other income (expense), including interest expense	(69)	(63)	(132)	(111)
Core income (loss)	(50)	537	626	1,292
Net realized investment gains (losses)	10	20	(66)	61
Net income (loss)	$(40)	$557	$560	$1,353

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2020	2019	2020	2019
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,107	$4,821	$9,896	$9,263
Less:
Policyholder dividends	8	9	20	22
Allocated fee income	44	45	85	85
Loss ratio numerator	$5,055	$4,767	$9,791	$9,156
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,173	$1,134	$2,351	$2,251
General and administrative expenses (G&A)	1,121	1,125	2,258	2,182
Less:
Non-insurance G&A	52	50	107	97
Allocated fee income	70	71	137	140
Billing and policy fees and other	17	26	45	53
Expense ratio numerator	$2,155	$2,112	$4,320	$4,143
Earned premium	$6,955	$6,988	$14,184	$13,843
Combined ratio (1)
Loss and loss adjustment expense ratio	72.7%	68.2%	69.0%	66.2%
Underwriting expense ratio	31.0%	30.2%	30.5%	29.9%
Combined ratio	103.7%	98.4%	99.5%	96.1%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
($ in millions, except per share amounts)	June 30, 2020	December 31, 2019
Shareholders’ equity	$26,943	$25,943
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,646	2,246
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	23,297	23,697
Less:
Goodwill	3,925	3,961
Other intangible assets	319	330
Impact of deferred tax on other intangible assets	(49)	(51)
Tangible shareholders’ equity	$19,102	$19,457
Common shares outstanding	253.2	255.5
Book value per share	$106.42	$101.55
Adjusted book value per share	92.01	92.76
Tangible book value per share	75.45	76.17

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	June 30, 2020	December 31, 2019
Debt	$7,049	$6,558
Shareholders’ equity	26,943	25,943
Total capitalization	33,992	32,501
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,646	2,246
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$30,346	$30,255
Debt-to-capital ratio	20.7%	20.2%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	23.2%	21.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty

Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 13, 2020, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825